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                                                                  Exhibit 5.1

                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                                 41 S. HIGH ST.
                              COLUMBUS, OHIO 43215
                            Telephone: (614) 227-2000
                              Fax: (614) 227-2100

                                 April 29, 2002

Too, Inc.
8323 Walton Parkway
New Albany, OH 43054

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Too, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (a) 2,400,000 shares (the "Primary Shares") of Common Stock, $0.01 par value per share, of the Company ("Common Stock") and (b) an additional 360,000 shares of Common Stock that may be sold by the Company pursuant to an over-allotment option to be granted to the underwriters (collectively with the Primary Shares, the "Shares").

     We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken (as contemplated by the Registration Statement), by the Company in connection with the authorization and issuance of the Shares.

     On the basis of such examination, our reliance upon the assumptions in this opinion and subject to said proceedings being duly taken and completed by the Company as contemplated by the Registration Statement prior to the issuance of the Shares, it is our opinion that the Shares will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in the manner contemplated by the Registration Statement and the book-entry of the Shares in the name of Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivisions or local authority of any jurisdiction.

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Too, Inc.
April 29, 2002
Page 2

     This opinion is furnished by us as counsel for the Company and may be relied upon by the Company only in connection with the transactions contemplated by the Registration Statement. It may not be used or relied upon by the Company for any other purpose or by any other person. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise from the date of this opinion and come to our attention, or any future changes in laws.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus which is part of the Registration Statement under the caption "Legal Matters."

                                                     Respectfully submitted,


                                         /s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP